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                                                                      EXHIBIT 11


                               GIANT GROUP, LTD.
                               EARNINGS PER SHARE
             for the three-month period ended September 30, 1994*
                                  (Unaudited)


                                                                 Earnings per share
                                                              Primary      Fully Diluted
                                                            -----------    -------------

                                                                  ($ In thousands)
Income from discontinued operations, net of tax                 $3,538          $3,538

Add:

  Interest expense reduction, net of tax(3)                        110              93
  Interest expense on subordinated debentures, net of tax           --             396
                                                                ------          ------
                                                                $3,648          $4,027
                                                                ======          ======

Net income                                                       $ 847          $  847

Add:

  Interest expense reduction, net of tax (3)                       110              93
  Interest expense on subordinated debentures, net of tax           --             396
                                                                ------          ------
                                                                $  957          $1,336
                                                                ======          ======

                                                                 (Shares in thousands)

Weighted average number of common shares outstanding**           6,483(1)        8,691(1)(2)

Earnings per share:

  Income from discontinued operations, net of tax               $ 0.55          $ 0.46
  Net income                                                    $ 0.15          $ 0.15


* For all periods and captions not shown the loss per share, assuming full dilution, is considered to be the same as primary since the effect of the common stock equivalents would be antidilutive.

**   Actual common shares at September 30, 1994 was 5,180,000.

(1) Includes incremental common shares issuable upon exercise of outstanding options, if dilutive.
(2) Includes common shares issuable upon conversion of the 7% Convertible Subordinated Debentures.
(3) Reduction of interest expense, net of tax, on the Company's 14.5% Subordinated Notes assumed retired with the option exercise proceeds in excess of that amount required to retire 20% of the Company's outstanding stock.


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